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                                                                     EXHIBIT 3.0


             CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                           (After Issuance of Stock)
                    TRANSCONTINENTAL REALTY INVESTORS, INC.


     We, the undersigned, Karl L. Blaha and Robert A. Waldman, President and Secretary, respectively, of Transcontinental Realty Investors, Inc. (the "Corporation"), DO HEREBY CERTIFY:

     That the Board of Directors of said corporation, by unanimous written consent dated August 30, 2000, adopted a resolution to amend the Restated Articles of Incorporation as follows:

1.   ARTICLE FOURTH, first paragraph, is amended to read in its entirety
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as follows:

         FOURTH: The total number of shares of all classes which the Corporation shall have authority to issue is 35,000,000 shares, of which 25,000,000 shares, par value $0.01 per share shall be of a class designated "Common Stock," and 10,000,000 shares, par value $0.01 per share, shall be of a class designated "Preferred Stock".

     The number of shares of the Corporation outstanding and entitled to vote thereon was 8,633,845; that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

  /s/ Karl L. Blaha
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Karl L. Blaha, President

  /s/ Robert A. Waldman
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Robert A. Waldman, Secretary

     On October 10, 2000, personally appeared before me, a Notary Public, Karl
L. Blaha, President and Robert A. Waldman, Secretary who acknowledged to me that they executed the above instrument.

                                         /s/ Carolyn A. Stefanek
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                                     Notary Public, State of Texas